Exhibit 10.15.1

FIRST AMENDMENT TO CONSULTING AGREEMENT

THIS FIRST AMENDMENT TO CONSULTING AGREEMENT (this “Amendment”) between Ocuphire Pharma, Inc., a Delaware corporation (the “Company”), and Jay S. Pepose, M.D., (“Consultant”) is entered into and made effective as of the 19th day of September, 2022 (the “Effective Date”).

Recitals

Whereas, on April 8, 2022, the Company and Consultant entered into a Consulting Agreement (the “Consulting Agreement”); and

Whereas, the Company and Consultant now wish to amend the Consulting Agreement as provided herein.

Agreement

Now, Therefore, in consideration of the foregoing and the terms and conditions set forth below, the parties agree as follows:

1.          Amendment to Section 4.  As of the Effective Date, Section 4 of the Consulting Agreement is hereby amended to add a new Section 4(d):

“If within twelve (12) months following or three (3) months prior to the effective date of a Change in Control (as defined in the Ocuphire Pharma, Inc. 2020 Equity Incentive Plan (the “2020 Plan”)): (i) Consultant effects a termination for Good Reason (as defined below) or (ii) the Company terminates the Consulting Agreement other than due to Consultant’s death, a termination due to a Disability (as defined in the 2020 Plan) or a termination for Cause (as defined in the 2020 Plan), all of the Consultant’s remaining stock options, restricted stock or other equity awards that were issued by the Company and assumed, continued or substituted by the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) in a transaction that constitutes a Change in Control and remain subject to time vesting conditions shall fully vest and become immediately exercisable in accordance with the terms of the applicable award agreements. Notwithstanding the foregoing, a Change in Control will not be deemed to occur (i) in connection with the issuance of securities of the Company as part of a joint venture or strategic partnership to which the Company is party or (ii) in connection with the license of Nyxol to any strategic partner.

“Good Reason” means the occurrence of either of the following events: (i) a reduction of Consultant’s cash compensation rate or (ii) a material reduction in Consultant’s duties and responsibilities.”

2.          Construction.  Unless otherwise defined herein, capitalized terms shall have the meanings set forth in the Consulting Agreement.  The terms of this Amendment amend and modify the Consulting Agreement as if fully set forth in the Consulting Agreement.  If there is any conflict between the terms, conditions and obligations of this Amendment and the Consulting Agreement, this Amendment’s terms, conditions and obligations shall control.  All other provisions of the Consulting Agreement not specifically modified by this Amendment are preserved.  This Amendment may be executed in counterparts (including via facsimile or .pdf), each of which shall be deemed an original, and all of which together shall constitute one and the same document.

Signatures on the Following Page

In Witness Whereof, the parties have executed this Amendment as of the date first written above.

CONSULTANT:	THE COMPANY:

Ocuphire Pharma, Inc.

By:	/s/ Bernhard Hoffmann
/s/ Jay S. Pepose	Name:	Bernhard Hoffmann
Jay S. Pepose, M.D.	Title:	VP – Corp. Ev. & Operations

Signature Page to
First Amendment to Consulting Agreement